UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2013

Industrial Property Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-184126	61-1577639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Industrial Property Trust Inc. (the “Company”), Industrial Property Operating Partnership LP (the “Operating Partnership”) and Industrial Property Advisors LLC (the “Advisor”) are parties to an Advisory Agreement, dated July 16, 2013, as amended (the “Advisory Agreement”), pursuant to which the Advisor manages the day-to-day activities and implements the investment strategy of the Company and is paid certain fees for these services, including asset management fees. On October 24, 2013, the Company entered into an Expense Support and Conditional Reimbursement Agreement (the “Agreement”) with the Operating Partnership and the Advisor. Pursuant to the Agreement, effective for each quarter between October 1, 2013 and September 30, 2014, the Advisor has agreed to defer payment of all or a portion of the asset management fee otherwise payable to it pursuant to the Advisory Agreement if the Company’s company-defined funds from operations, as disclosed in each of the Company’s quarterly and annual reports (“CDFFO”), for a particular quarter is less than the aggregate distributions that would have been declared for such quarter assuming daily distributions at the quarterly rate of $0.1125 per share of common stock (“Baseline Distributions”), which is the rate at which the Company has declared distributions for the third and fourth quarters of 2013. The amount of the asset management fee that will be deferred for a particular quarter, if any, will equal the lesser of (i) the difference between the CDFFO and Baseline Distributions for such quarter and (ii) the entire asset management fee payable to the Advisor pursuant to the Advisory Agreement for such quarter.

In addition, during the term of the Agreement, the Advisor, in its sole discretion, may elect to fund certain expenses of the Company and the Operating Partnership as expense support payments. The Company, the Advisor and the Operating Partnership will enter into a quarterly expense support agreement with respect to any quarter during which the Advisor elects to fund as an expense support payment an amount equal to the difference between the CDFFO and the Baseline Distributions less any deferred asset management fees for that quarter.

Subject to the conditions described below, the Advisor is entitled to reimbursement from the Company for any asset management fees that are deferred and any expense support payments that the Advisor makes pursuant to the Agreement; provided, that, the Company will not be obligated to reimburse the Advisor for any amount not reimbursed by the Company to the Advisor within three years after the quarter in which such reimbursable amount originated. For any quarter in which CDFFO exceeds the Baseline Distributions for that quarter, the Agreement requires that the Company reimburse the Advisor in an amount equal to the lesser of (i) the difference between the CDFFO and the Baseline Distributions and (ii) the sum of all outstanding reimbursable amounts. In addition, subject to certain limitations, the Company will reimburse the Advisor for any outstanding reimbursable amounts in connection with the Company’s completion of a liquidity event, but the amount of the reimbursement payable to the Advisor is limited to the maximum amount permitted to be reimbursed while also allowing for the Company’s stockholders to receive (or be deemed to receive) in the aggregate, cumulative distributions from all sources equal to their capital contributions plus a 6.5% cumulative non-compounded annual pre-tax return on their net contributions. Any such reimbursement in connection with the completion of a liquidity event will be paid to the Advisor prior to any redemption of Operating Partnership units and prior to any payment to any other party in connection with the liquidity event. The Company’s obligation to reimburse the Advisor will be non-interest bearing.

During the term of this Agreement, the Company may be able to use cash flow from operations to pay distributions to its stockholders that would otherwise be used to pay asset management fees or expenses. Although the Agreement has an effective term through September 30, 2014, the Agreement may be terminated prior thereto without cause or penalty by either the Advisor or a majority of the Company’s independent directors, in each case upon 60 days’ written notice to the other party. In addition, the Advisor’s obligations under the Agreement will immediately terminate upon the earlier to occur of (i) the termination or non-renewal of the Advisory Agreement, (ii) the delivery by the Company of notice to the Advisor of the Company’s intention to terminate or not renew the Advisory Agreement or (iii) the Company’s completion of a liquidity event. When the Agreement terminates, the Advisor will not have an obligation to defer fees in order to support the Company’s distributions.

The preceding summary does not purport to be a complete summary of the Agreement and is qualified in its entirety by reference to the Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Expense Support and Conditional Reimbursement Agreement dated October 24, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL PROPERTY TRUST INC.

October 25, 2013	By:	/s/ THOMAS G. MCGONAGLE
Name: Thomas G. McGonagle
Title: Chief Financial Officer and Treasurer

EXHIBIT INDEX

10.1	Expense Support and Conditional Reimbursement Agreement dated October 24, 2013.